SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities and
                      Exchange Act of 1934





Date of Report (date of earliest event reported) April 18, 2001



                        RAYTECH CORPORATION



    DELAWARE                1-9298              06-1182033
(State or Other           (Commission        (I.R.S. Employer
Jurisdiction of           File No.)          Identification No.)
Incorporation)



Four Corporate Drive, Shelton, Connecticut             06484
(Address of Principal Executive Offices)               (Zip Code)



Registrant's telephone number, including area code 203-925-8023










                          Page 1 of 4


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Item 3.  Bankruptcy or Receivership

         As previously reported, on March 10, 1989, Raytech Corporation (the "Company") filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Connecticut (the "Bankruptcy Court"). Since the petition date, the Company has operated its business as debtor in possession in accordance with the provisions of the Bankruptcy Code.

         On August 31, 2000, the Bankruptcy Court entered an Order Confirming Raytech Corporation's Second Amended Plan of Reorganization (the "Confirmation Order"), which confirmed the Company's Second Amended Plan of Reorganization (the "Plan"). The effective date of the Plan was delayed pending the satisfaction of certain conditions precedent. On April 18, 2001, all pending conditions were met, and the Plan became effective, resulting in the Company emerging from bankruptcy.

         The Plan was proposed jointly by the Company, the Official Committee of Unsecured Creditors, the Guardian ad litem for Future Claimants, the Connecticut Department of Environmental Protection and the United States Environmental Protection Agency (the "Governments") and the Official Committee of Equity Holders in an agreement signed in October 1998 providing for the basic terms of a consensual plan of reorganization.

         As previously disclosed, Orders of various courts have held the Company liable as a successor to Raymark Industries, Inc. for asbestos-related personal injury claims ("API Claims"), environmental claims of the Governments ("Environmental Claims"), and pension and retiree claims amounting to an estimated $7.2 billion in total liabilities.

         The Plan is based on a settlement providing for an exchange of allowed API Claims and allowed Environmental Claims for 90% of the common stock of the Company, as well as certain other consideration, with existing equity holders in the Company retaining 10% of the common stock in the Company. The additional stock has been listed on the New York Stock Exchange and issued in accordance with the Plan. Also, in accordance with the Plan, all present and future API Claims are assumed and will be resolved by an independently administered claims trust (the "PI Trust"). A channeling injunction has been ordered by the Bankruptcy Court pursuant to Section 524(g) of the Bankruptcy Code, which permanently and forever stays, enjoins and restrains any asbestos-related claims against the Company, thereby channeling such claims to the PI Trust for resolution.

         The Plan provides for the classification and treatment of all claims and equity interests, and as of the Effective Date, April 18, 2001, the rights afforded and the treatment of all claims and equity interests in the Plan shall be in exchange for, and in complete satisfaction, discharge and release of, all such claims and equity interests.

         As of March 31, 2001, 3.519 million shares of the Company's common stock were issued and outstanding. On April 18, 2001, the Company issued 38,001 million shares of the reorganized Company under the terms of the confirmed Plan. Of the total shares issued, 34,758 million shares were issued to the PI Trust, 2,531 million shares were issued to the Governments, and the remaining shares were issued to several other allowed claimants. The total shares of the Company issued and outstanding as of April 18, 2001 is 41.529 million.

         As a result of the effectiveness of the Plan, the Company has adjusted fresh-start reporting principles in accordance with Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Accordingly, the reorganization value of the Company will be allocated to the Company's assets and liabilities and will be stated at their present values. The excess of the reorganization value over the specifically identifiable assets will be reported as an intangible asset to be amortized over future periods. Based on preliminary appraisals, the reorganization value of the Company immediately prior to the effective date has been estimated at $150 million. The discharge of the liabilities subject to compromise will be reported as an extraordinary item in the Company's future filings.

         As indicated above, pursuant to the Plan, the liabilities subject to compromise of approximately $7.1 billion, net of taxes, previously recorded by the Company were settled through the exchange of the Company's common stock. Accordingly, these liabilities have been eliminated and the Company will recognize an extraordinary gain of $7.0 billion, before taxes, in its second quarter ending July 1, 2001. As a result of adopting fresh-start reporting, the Company's total stockholders' equity will be approximately $220 million.



                            SIGNATURES


         Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                              RAYTECH CORPORATION


                              By: /s/LEGRANDE L. YOUNG
                                  LeGrande L. Young
                                  Vice President, Administration,
                                  Secretary and General Counsel